Exhibit 4.18

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), APPLICABLE STATE SECURITIES LAWS, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION.  THIS NOTE AND SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND IN THE ABSENCE OF COMPLIANCE WITH APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED AND SUCH FOREIGN JURISDICTION LAWS HAVE BEEN SATISFIED.

PACIFIC BEACH BIOSCINCES, INC.
CONVERTIBLE PROMISSORY NOTE

La Jolla, CA
$___________	____________ ___, 20__

1.           Principal and Interest

PACIFIC BEACH BIOSCIENCES, INC. (the “Company”), a Delaware corporation, for value received, hereby promises to pay to the order of ______________________, or his, her or its assigns (“Holder”), in lawful money of the United States of America at the address for notices to Holder set forth in the applicable Purchase Agreement (as defined below) (or such other address as Holder shall provide to the Company in writing pursuant hereto), the principal amount of ____________ dollars ($___________), together with interest as set forth below.

The Company promises to pay interest on the unpaid principal amount from the date hereof until such principal amount is paid in full at the rate of eight percent (8%) per annum, or such lesser rate as shall be the maximum rate allowable under applicable law.  Interest from the date hereof shall be computed on the basis of a 360-day year of twelve 30-day months, shall compound annually and shall be accrued and added to principal on an annual basis.  Unless converted, all unpaid principal and unpaid accrued interest on this Note shall be due and payable on February 9, 2012; provided, however, that upon an Event of Default (as defined herein), the interest rate on this Note shall be increased to twelve percent (12%) per annum during the term of the default. For purposes of this Note, an “Event of Default” shall occur if (i) the Company shall default in the payment on the Note, when and as the same shall become due and payable; or (ii) the Company shall default in the due observance or performance of any material covenant, condition or agreement on the part of the Company contained in this Note or the Purchase Agreement, and any such default shall continue for a period of five (5) business days after the Company receives written notice thereof.

This Note is being issued pursuant to that certain Note and Warrant Purchase Agreement between the Company and the Holder, dated as of the date hereof (the “Purchase Agreement”), and is subject to its terms.  Capitalized terms used herein but not defined shall have the meanings given to such terms in the Purchase Agreement.  This Note is being issued together with a series of convertible promissory notes issued by the Company in connection with an offering described in the Company’s Confidential Offering Memorandum (the “Memorandum”) dated November 30, 2009 (such notes shall be collectively referred to as the “Bridge Notes”).  The Bridge Notes rank pari passu in right of payment with all other existing indebtedness of the Company and, pursuant to Section 2.17 of the Purchase Agreement, no new indebtedness which is secured or senior in right of payment to the Bridge Notes may be issued by the Company without the consent of the holders of Bridge Notes representing at least sixty-six and two-thirds percent (66 ⅔%) of the aggregate principal amount of all outstanding Bridge Notes.  No consent of the holders of Bridge Notes will be required for issuances by the Company of unsecured indebtedness that ranks pari passu in right of payment with, or junior in right of payment to, the Bridge Notes.

2.           Conversion.

2.1           (a)           All unpaid principal and unpaid accrued interest on this Note shall be automatically converted into shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) upon the consummation of an underwritten initial public offering by the Company of units consisting of shares of Common Stock and warrants to purchase Common Stock resulting in aggregate gross cash proceeds (before commissions or other expenses) to the Company of at least $10,000,000 (a “Qualified IPO”), at a conversion price equal to 70% of the price at which shares of Common Stock are sold in a Qualified IPO, and upon such other terms, conditions and agreements as may be applicable in such Qualified IPO (determined on a fully diluted basis) (the “Conversion Price”).

(b)           In the event the Company completes (in one or a series of related transactions) a merger, consolidation, sale or transfer of more than fifty percent (50%) of the Company’s capital stock or all or substantially all of the Company’s assets determined on a consolidated basis, then the term “Securities” as used herein shall thereafter refer to the equity securities or securities convertible into or exchangeable for equity securities of the surviving, resulting, combined or acquiring entity in such merger, consolidation, sale or transfer.

2.2           Upon conversion of this Note in accordance with the terms of Section 2.1, the outstanding unpaid principal and unpaid accrued interest of the Note shall be converted without any further action by the Holder and whether or not the Note is surrendered to the Company or its transfer agent, and the indebtedness evidenced by this Note shall be satisfied in full and no interest shall continue to accrue on this Note and all rights of the Holder hereunder shall terminate.  The Company shall not be obligated to issue certificates evidencing the shares of the securities issuable upon such conversion unless the Note is either delivered to the Company or its transfer agent, or the Holder notifies the Company or its transfer agent that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Note.  The Company shall, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver to such Holder of such Note, a certificate or certificates for the securities to which the Holder shall be entitled.  Such conversion shall be deemed to have been made concurrently with the close of the Qualified IPO.  The person or persons entitled to receive securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date.  The Company shall not issue fractional shares but shall round down the number of shares issued to the nearest whole number.  Any conversion effected in accordance with this Section 2 shall be binding upon the Holder hereof.

3.           Prepayment.  This Note may not be prepaid at any time, in whole or in part, prior to its maturity.

4.           Attorney’s Fees.  If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by Holder.

5.           Notices.  Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery to the address provided pursuant to the Purchase Agreement.  In the case of notice to either party, copies should be sent to Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, NY 10022, Facsimile: (212) 451-2222, Attn: Yehuda Markovits, Esq.

6.           Notice of Proposed Transfers.  Prior to any proposed transfer of this Note or the Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the Holder shall give written notice to the Company of such Holder’s intention to effect such transfer.  Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company so requests, be accompanied (except in transactions in compliance with Rule 144) by an unqualified written opinion of legal counsel, who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Note or Securities may be effected without registration under the Securities Act; provided, however, no such opinion of counsel shall be necessary for a transfer without consideration by a Holder to any affiliate of such Holder, or a transfer by a Holder which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his spouse or lineal descendants or ancestors, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were the original Holder hereunder.  Each certificate evidencing Securities or the Note transferred as above provided shall bear an appropriate restrictive legend, except that the Note or certificate shall not bear such restrictive legend if in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Securities Act.

7.           Acceleration.  This Note shall become immediately due and payable if (i) the Company commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws; (ii) there is any material breach of any material covenant, warranty, representation or other term or condition of this Note or the Purchase Agreement at any time which is not cured within the time periods permitted therein, or if no cure period is provided therein, within sixty (60) days after the date on which the Company receives written notice of such breach; or (iii) there is an event of default under the convertible promissory notes that the Company issued in December 2007.

8.           No Dilution or Impairment.  The Company will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Note against dilution or other impairment.

9.           Waivers.  The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor.  No delay on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or any other right. This Note is being delivered in and shall be construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

10.          No Stockholder Rights.  Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder of the Company.  For the avoidance of doubt, upon receipt by the  Holder of shares of Common Stock upon conversion of this Note, the Holder shall have all rights as a stockholder of the Company with respect to such shares.

11.          Amendment.  Any term of this Note may be amended with the written consent of the Company and the holders of not less than sixty-six and two-thirds percent (66 ⅔%) of the then outstanding aggregate principal amount of the Bridge Notes, even without the consent of the Holder hereof.  Any amendment effected in accordance with this Section 11 shall be binding upon each holder of any Bridge Note, each future holder of all such Bridge Notes and the Company; provided, however, that no special consideration or inducement may be given to any such Holder in connection with such consent that is not given ratably to all such holders, and that such amendment must apply to all such holders ratably in accordance with the principal amount of their then outstanding Bridge Notes.  Pursuant to Section 2.17 of the Purchase Agreements and Section 1 of the Bridge Notes, the Company may incur additional indebtedness that ranks in priority junior to, or pari passu with, the Bridge Notes without obtaining the consent of any holder of Bridge Notes.  The Company shall promptly give notice to all holders of outstanding Bridge Notes of any amendment effected in accordance with this Section 11.

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ISSUED as of the date first above written.

PACIFIC BEACH BIOSCIENCES, INC.

By: __________________________________________________________
Name:
Title: